Exhibit 99.1

For immediate release

AAR REPORTS THIRD QUARTER FISCAL YEAR 2016 RESULTS

•           Third quarter sales of $402.8 million, up 6.0% from Q3 FY2015

•           Diluted earnings per share from continuing operations of $0.31, inclusive of an income tax benefit, compared to $0.05 last year

WOOD DALE, ILLINOIS (March 22, 2016) — AAR CORP. (NYSE: AIR) today reported third quarter fiscal year 2016 consolidated sales of $402.8 million and income from continuing operations of $10.7 million, or $0.31 per diluted share.  Third quarter results from continuing operations include an approximate $1.6 million, or $0.05 per diluted share, reduction in income tax expense.  For the third quarter of the prior fiscal year, the Company reported sales of $380.1 million and income from continuing operations of $1.9 million, or $0.05 per diluted share.

“Our Aviation Services segment delivered strong results once again as sales in the third quarter grew nearly 10% from last year to $349.2 million, contributing to improved margins.  Demand for our commercial and military supply chain solutions remains favorable, and utilization across our airframe maintenance facility network was high in the period,” said David P. Storch, Chairman, President, and Chief Executive Officer of AAR CORP.  “In addition, I am very pleased that, subsequent to quarter end, the US Naval Air Systems Command awarded AAR a $105 million firm-fixed-price contract for the procurement of contractor logistics support, including commercial depot support and site support for the C-40A aircraft.  Work is expected to commence in 60 days and be completed in March 2021.”

Storch continued, “In Expeditionary Services, sales declined 13.1% year-over-year to $53.6 million due to lower mobility product volumes partially offset by revenue growth at airlift.  While revenue on the Falkland Islands search and rescue program is on track to start in the fourth quarter, our expectations for the entire segment are tempered in the near-term due to weak demand and pricing pressures.”

In the Aviation Services segment, gross profit increased $7.9 million and margins increased to 16.8%, primarily due to increased sales.  In the Expeditionary Services segment, margins were negative due to general softness in the markets this segment serves.

Third quarter sales to commercial customers represented 60.6% of consolidated sales, compared to 64.6% of consolidated sales in the third quarter of last year, and sales to government and defense customers represented 39.4% of consolidated sales compared to 35.4% in the prior year’s quarter.

Selling, general and administrative expenses as a percentage of sales were 10.6% for the third quarter, compared to 11.0% last year.  Net interest expense from continuing operations for the quarter was $1.6 million compared to $6.4 million last year as net debt declined to $145.3 million from $576.3 million last year.

During the third quarter, the Company paid cash dividends of $2.6 million, or $0.075 per share, and repurchased approximately 312,000 shares for $7.3 million, or $23.44 per share.  Average diluted share count for the quarter was 34.4 million compared to 39.2 million in the third quarter last year.

Storch concluded, “We will continue to assess opportunities to deploy capital, including investments in our current businesses, M&A opportunities, and returning capital to shareholders.”

Loss from discontinued operations in the third quarter was $5.9 million, which includes additional income tax expense of $5.5 million related to the gain on the sale of the Company’s Telair Cargo Group in fiscal year 2015.  Inclusive of discontinued operations, the Company reported total net income in the third quarter of $4.8 million, or $0.14 per diluted share, compared to a total net loss of $34.5 million, or $0.89 per diluted share, in the prior year period.

Conference Call Information

AAR will hold its quarterly conference call at 3:45 p.m. CDT on March 22, 2016. The conference call can be accessed by calling 866-802-4322 from inside the U.S. or 703-639-1319 from outside the U.S.  A replay of the conference call will be available by calling 888-266-2081 from inside the U.S. or 703-925-2533 from outside the U.S. (access code 1623126). The replay will be available from 8:15 p.m. CDT on March 22, 2016, until 11:59 p.m. CDT on March 29, 2016.

About AAR

AAR is a global aftermarket solutions company that employs more than 4,500 people in over 20 countries. Based in Wood Dale, Illinois, AAR supports commercial aviation and government customers through two operating segments: Aviation Services and Expeditionary Services. AAR’s Aviation Services include inventory management; parts supply; OEM parts distribution; aircraft maintenance, repair and overhaul; and component repair. AAR’s Expeditionary Services include airlift operations; mobility systems; and command and control centers in support of military and humanitarian missions. Additional information can be found at www.aarcorp.com.

Contact: Michael Sharp, Vice President, Chief Financial Officer | (630) 227-2110 | michael.sharp@aarcorp.com

This press release contains certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on beliefs of Company management, as well as assumptions and estimates based on information currently available to the Company, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated, including those factors discussed under Item 1A, entitled “Risk Factors”, included in the Company’s Form 10-K for the fiscal year ended May 31, 2015. Should one or more of these risks or uncertainties materialize adversely, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described.  These events and uncertainties are difficult or impossible to predict accurately and many are beyond the Company’s control.  The Company assumes no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. For additional information, see the comments included in AAR’s filings with the Securities and Exchange Commission.

AAR CORP. and Subsidiaries

Consolidated Statements of Income	Three Months Ended February 29/28,		Nine Months Ended February 29/28,
(In millions except per share data - unaudited)	2016	2015	2016	2015

Sales	$402.8	$380.1	$1,204.4	$1,178.5
Cost and expenses:
Cost of sales	344.5	330.0	1,031.7	998.8
Selling, general and administrative	42.6	41.7	124.5	120.3

Earnings (Loss) from aircraft joint ventures	—	0.6	(0.4)	1.8

Operating income	15.7	9.0	47.8	61.2

Loss on extinguishment of debt	—	—	(0.4)	—
Interest expense	(1.7)	(6.4)	(5.2)	(19.4)
Interest income	0.1	—	0.2	0.2

Income from continuing operations before income tax expense	14.1	2.6	42.4	42.0
Income tax expense	3.4	0.7	13.1	14.4
Income from continuing operations attributable to AAR	10.7	1.9	29.3	27.6
Income (Loss) from discontinued operations attributable to AAR	(5.9)	(36.4)	6.4	(32.5)
Net income (loss) attributable to AAR	$4.8	$(34.5)	$35.7	$(4.9)

Earnings (Loss) per share — basic:
Continuing operations	$0.31	$0.05	$0.84	$0.70
Discontinued operations	(0.17)	(0.94)	0.19	(0.84)
Earnings per share — basic	$0.14	$(0.89)	$1.03	$(0.14)

Earnings (Loss) per share — diluted:
Continuing operations	$0.31	$0.05	$0.84	$0.69
Discontinued operations	(0.17)	(0.94)	0.19	(0.84)
Earnings per share — diluted	$0.14	$(0.89)	$1.03	$(0.15)

Share Data:

Average shares outstanding — Basic	34.2	38.7	34.5	38.7
Average shares outstanding — Diluted	34.4	39.2	34.7	39.2

AAR CORP. and Subsidiaries

Consolidated Balance Sheet Highlights (In millions except per share data)	February 29, 2016	May 31, 2015
	(Unaudited)
Cash and cash equivalents	$50.4	$54.7
Current assets	970.7	954.1
Current liabilities (excluding debt accounts)	324.0	343.0
Net property, plant and equipment	222.4	214.8
Total assets	1,522.0	1,515.0
Total debt	195.7	154.0
Stockholders’ equity	858.3	845.1
Book value per share	$24.73	$23.87
Shares outstanding	34.7	35.4

Sales By Business Segment	Three Months Ended February 29/28,		Nine Months Ended February 29/28,
(In millions - unaudited)	2016	2015	2016	2015
Aviation Services	$349.2	$318.4	$1,024.6	$955.9
Expeditionary Services	53.6	61.7	179.8	222.6
	$402.8	$380.1	$1,204.4	$1,178.5

Gross Profit (Loss) by Business Segment	Three Months Ended February 29/28,		Nine Months Ended February 29/28,
(In millions - unaudited)	2016	2015	2016	2015
Aviation Services	$58.6	$50.7	$166.7	$152.8
Expeditionary Services	(0.3)	(0.6)	6.0	26.9
	$58.3	$50.1	$172.7	$179.7

Note: Pursuant to SEC Regulation G, the Company has included the following reconciliation of financial measure reported on a non-GAAP basis to compare financial measures reported on the basis of Generally Accepted Accounting Principles (“GAAP”).  The Company uses net debt to evaluate its financial position and results and trends and believes it is useful for the reader of this press release.

Net Debt (In millions- unaudited)	February 29, 2016	February 28, 2015
Total debt	$195.7	$643.3
Less: Cash and cash equivalents	(50.4)	(67.0)
Net debt	$145.3	$576.3